Klondex Increases Credit Facilities to $45 Million, Complimenting 2018
Cash Flow Initiatives; Company Management to Participate in the BMO
Global Metals and Mining Conference

Vancouver, BC – February 22, 2018 – Klondex Mines Ltd. (TSX: KDX; NYSE American: KLDX) (“Klondex” or the “Company”) today announced the Company has increased the borrowing capacity of its credit facilities. The Company also announced its participation in the BMO Capital Markets 27th Global Metals and Mining Conference.

The Company has increased its revolving credit facilities by $10 million to $45 million. The increase includes an addition of $5 million in the revolving credit facility (the “Revolver”) to $40 million and an additional working capital tranche of $5 million. During the fourth quarter of 2017, Klondex utilized the Revolver to purchase 8,000 gold ounces at $1,269 per ounce and delivered them against its outstanding gold loan to Franco-Nevada, one year early. The gold loan is now paid in full. Klondex has delivered a total of 38,250 gold ounces to Franco-Nevada since February 2014. Repaying the gold loan improved working capital by replacing a current debt with a non-current debt and will improve 2018 quarterly cash flow as it frees up 2,000 gold ounces per quarter. Additionally, the Company’s gold supply agreement with Waterton will expire on February 28, 2018. This agreement provides the option for Waterton to purchase gold produced from the Fire Creek Mine. Historically, the realized purchase price under this agreement has been at a discount to market price, which negatively impacted Klondex’s cash flow.

Barry Dahl, the Company’s Chief Financial Officer, said “It’s been a pleasure working with Investec Bank plc since 2016. Over the years, Investec has been flexible to structure the credit facilities to match the growth of the Company.”

Paul Huet, President and Chief Executive Officer commented, “These three financial items will all have a significant positive impact on our working capital flexibility for 2018. Historically, Klondex’s focus has concentrated on growth and consolidating the mining district where we operate in Nevada. Our focus for 2018 is different. In 2018, we have refocused our efforts on generating cash. This emphasis was a contributing factor in the decision to place True North under care and maintenance, which should provide an opportunity for the Company to add cash to the balance sheet. As previously stated on December 21, 2017, Klondex will continue to utilize our core competencies and focus on narrow vein, high grade underground mining in Nevada. The Mars pit is a new discovery that we believe provides significant growth potential and future optionality for the Company.”

BMO Conference

Paul Huet, the Company’s President and Chief Executive Officer will participate in the BMO Capital Markets 27th Global Metals and Mining Conference in Hollywood, Florida on February 28, 2018. The presentation will begin at approximately 8:45am Eastern Standard Time. A live audio webcast of the presentation may be accessed through the Investor Relations section of the Company’s website: www.klondexmines.com.

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in four producing mineral properties: the Fire Creek Mine, the Midas Mine and ore milling facility, the Hollister Mine, all of which are located in the state of Nevada, USA, and the True North Mine and mill in Manitoba, Canada. The Company also has a 100% interest in the Aurora mine and ore milling facility, also located in Nevada, USA.

Contact:
Mike Beckstead
Director, Investor Relations
O: 775-284-5757
M: 406-290-4165
mbeckstead@klondexmines.com

Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the financial items mentioned having a significant positive impact to working capital, focusing on profitability and generating cash, the opportunity for the Company to add cash to the balance sheet, focusing on narrow vein high grade underground mining in Nevada and the Mars pit providing significant growth potential and future optionality for the Company. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.